Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

October 3, 2024

Ferguson Enterprises Inc.
751 Lakefront Commons
Newport News, VA 23606

Ferguson UK Holdings Limited
1020 Eskdale Road,
Winnersh Triangle,
Wokingham, Berkshire,
United Kingdom,
RG41 5TS

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Ferguson Enterprises Inc., a Delaware corporation (the “Issuer”) and Ferguson UK Holdings Limited, a private limited company incorporated under the laws of England and Wales (the “Guarantor” and together with the Issuer, the “Companies”), in connection with the offer and sale of $750,000,000 of 5.000% Senior Notes due 2034 (the “Notes”) pursuant to a Registration Statement on Form S-3ASR (Nos. 333-282398 and 333-282398-01) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on September 30, 2024 (such Registration Statement, as amended or supplemented, which became effective automatically upon filing, the “Registration Statement”). The Notes are to be issued pursuant to the Indenture, dated September 30, 2024 (the “Base Indenture”), by and between the Issuer and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 3, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and the Trustee. The Indenture provides that the Notes are to be guaranteed (the “Guarantee”) by the Guarantor. The Notes and the Guarantee are collectively referred to herein as the “Securities.” The Notes are to be sold pursuant to an underwriting agreement, dated October 1, 2024 (the “Underwriting Agreement”), among the Issuer, the Guarantor and BofA Securities, Inc., JPM Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named on Schedule A therein (the “Underwriters”).

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Ferguson Enterprises Inc.
Ferguson UK Holdings Limited

October 3, 2024

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including: (i) the organizational documents of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance and sale of the Securities, (iii) the Registration Statement, (iv) the Indenture and (v) forms of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Issuer. As to any facts material to the opinions expressed herein which we have not independently established or verified any facts relevant to the opinion expressed herein, but we have relied upon statements and representations of officers and other representatives of the Companies and others.

We are not licensed to practice in the United Kingdom, and we have made no investigation of, and do not express or imply an opinion on, the laws of the United Kingdom. We are aware of the delivery to you of the opinion (the “Other Opinion”) of Kirkland & Ellis International LLP, legal counsel as to English law for the Guarantor and the Issuer, dated as of the date hereof, which opinion is being filed as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Issuer with the Commission on the date hereof and to be incorporated by reference into the Registration Statement. We have assumed that the Guarantor is a corporation duly incorporated with limited liability under the laws of England and Wales and has the requisite corporate capacity to issue the Guarantee and to enter into and perform its obligations under the Indenture and the Guarantee. We have also assumed the due authorization, execution and delivery of the Supplemental Indenture by the Guarantor and the due authorization of the Guarantee by the Guarantor. For purposes of our opinion that the Guarantee will be a binding obligation of the Guarantor, we have assumed that the execution and delivery of the Supplemental Indenture (including the Guarantee provided for therein) will not result in any breach or violation of the laws of England and Wales.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Ferguson Enterprises Inc.
Ferguson UK Holdings Limited

October 3, 2024

We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty. In addition, we express no opinion with respect to (i) whether acceleration of the Securities may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon and (ii) compliance with laws relating to permissible rates of interest.

The enforceability opinion related to the Guarantee is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Guarantor (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture or the Securities so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuer or the Guarantor, which is substantially and materially different from that presently contemplated by the Indenture and the Securities.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement:

1.	The Notes will constitute binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.	The Guarantee will constitute a binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the Securities, (ii) at the time of the issuance, sale and delivery of the Securities (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Securities and (y) the issuance, sale and delivery of such Securities, the terms of such Securities and compliance by the Issuer and the Guarantor with the terms of such Securities will not violate any applicable law, any agreement or instrument then binding upon the Issuer or the Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantor.

Ferguson Enterprises Inc.
Ferguson UK Holdings Limited

October 3, 2024

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Issuer with the Commission on the date hereof and to be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Issuer’s Current Report on Form 8-K, which is incorporated into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP